Exhibit 99.1

For more information:

VIVUS, Inc.

Christina Weisgerber

650-934-5240

FOR IMMEDIATE RELEASE

VIVUS Announces Pricing of Public Offering of Common Stock

Mountain View, Calif. (March 10, 2005) — VIVUS, Inc. (Nasdaq: VVUS) today announced it has agreed to sell 6,250,000 shares of its common stock in an underwritten public offering.  Pursuant to the terms of the underwriting agreement, the shares will be offered to the public at a price per share of $3.40.  The Company also granted the underwriters a 30-day option to purchase up to an additional 937,500 shares to cover over-allotments.  All of the shares are being offered by the Company.  SG Cowen & Co., LLC is acting as the lead manager for the proposed offering.  Wachovia Capital Markets, LLC is acting as co-manager of the offering.  A copy of the prospectus supplement and the accompanying prospectus related to the offering can be obtained when available from SG Cowen & Co., LLC, 1221 Avenue of the Americas, 6th Floor, New York, New York 10020.

About VIVUS

VIVUS Inc. is a pioneer in the research and development of proprietary products to restore sexual function for men and women.  VIVUS’ current product pipeline includes four investigational products in late stage clinical development.  For women, VIVUS has initiated its Phase 3 programs with ALISTA™ for female sexual arousal disorder, and Evamist™ for the alleviation of menopausal symptoms.  Testosterone MDTS® for the treatment of HSDD has completed Phase 2 development.  MDTS is a patented metered-dose transdermal spray drug delivery technology that is being developed to deliver drugs when applied to the skin.  For men, VIVUS is developing avanafil for erectile dysfunction, which is currently in a Phase 2 program.  VIVUS currently markets MUSE® (alprostadil) in the United States and internationally through distributors for the treatment of erectile dysfunction.  For more information on clinical trials and products, please visit the Company’s web site at www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2003 and periodic reports filed with the Securities and Exchange Commission.